Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

KAMADA LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value NIS 1.0 per share	Rule 457(o)		(1) (2)		(3)	$50,000,000	0.00011020	5,510

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A
	Total Offering Amounts							$50,000,000		$5,510
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due							$50,000,000		$5,510

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	An indeterminate aggregate number of ordinary shares is being registered as may from time to time be sold at indeterminate prices, with the maximum aggregate public offering price not to exceed $50,000,000. Separate consideration may or may not be received for ordinary shares that are issuable on exercise, conversion or exchange of other ordinary shares.

(3)	The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified pursuant to General Instruction II.D. of Form F-3 under the Securities Act.